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                                                                      Exhibit 11

                 DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     Computation of Income (Loss) per Share
                                 (In thousands)
                                   (Unaudited)


The following table sets forth the computation of shares used in the calculation of income (loss) per share for the three and nine months ended September 30, 1997 and 1996.




Average Shares Used in Income (Loss) per Share Calculation:

                                                            Three Months Ended                  Nine Months Ended
                                                               September 30,                       September 30,
                                                          ----------------------              -----------------------
                                                           1997            1996                1997            1996
                                                          -------        -------              -------        --------
 Weighted average shares outstanding
       during the period........................          117,697        116,964              117,463        116,269
 Common share equivalents outstanding:
       Options and warrants issued and
         contingently issuable..................            5,811             -- (A)            5,436             -- (A)
       Assumed purchase of
         treasury shares........................           (3,853)            -- (A)           (3,730)            -- (A)
                                                          -------        -------              -------        -------

 Weighted average shares
       used in calculation......................          119,655        116,964              119,169        116,269
                                                          =======        =======              =======        =======


(A) Common stock equivalents are not included in the income (loss) per share calculation in a period in which a net loss is incurred since their inclusion would be antidilutive.

Fully diluted income (loss) per share is not shown since the dilutive effect is less than three percent for the three and nine months ended September 30, 1997 and 1996.